May 2, 2022

Delivered via Email

L. Mary Smith, Ph.D.

Re:    Retention Agreement

Dear Dr. Smith:

This letter (the “Agreement”) confirms the details of our recent conversation. As we discussed, at this time, in light of the critical milestones anticipated for our R&D organization during 2022, SpringWorks Therapeutics, Inc. (the “Company”) considers it to be in the best interests of the Company to provide further incentives to you to remain employed with the Company and has determined that appropriate steps should be taken to reinforce and encourage your continued attention and dedication to your duties and responsibilities. Accordingly, the Company is pleased to offer you the opportunity to receive certain Retention Opportunities (as defined below), subject to the terms and conditions set forth herein:
1.Retention Bonuses
a.2022 Retention Bonus. If you remain actively employed by the Company through June 30, 2022 (the “2022 Milestone Date”), the Company shall pay you a cash bonus equal to $100,000, less applicable tax withholdings and deductions (the “2022 Retention Bonus”). If earned, the 2022 Retention Bonus shall be paid within ten (10) days after the 2022 Milestone Date.
b.2023 Retention Bonus. If you remain actively employed by the Company through June 30, 2023 (the “2023 Milestone Date” and, together with the 2022 Milestone Date, the “Milestone Dates” and, each a “Milestone Date”), the Company shall pay you a cash bonus equal to $100,000, less applicable tax withholdings and deductions (the “2023 Retention Bonus” and, together, with the 2022 Retention Bonus, the “Retention Bonuses”). If earned, the 2023 Retention Bonus shall be paid within ten (10) days after the 2023 Milestone Date.
2.Retention Grant.
a.2022 Retention Grant. Subject to your execution of this Agreement and Board approval, and if you remain actively employed by the Company through the 2022 Milestone Date, you shall be eligible to receive a fully vested stock award on the 2022 Milestone Date (the “2022 Retention Grant”). The 2022 Retention Grant shall be granted on the 2022 Milestone Date for the number of shares of the Company’s common stock equal to approximately $150,000 determined as of the 2022 Milestone Date, based on the closing price of the Company’s common stock on such date and in accordance with the Company’s Equity Award Grant Policy.
b.2023 Retention Grant. Subject to your execution of this Agreement and Board approval, and if you remain actively employed by the Company through the 2023 Milestone Date, you shall be eligible to receive restricted stock units on the 2023 Milestone Date (the “2023 Retention Grant” and, together with the 2022 Retention Grant, the “Retention Grants”) . The

2023 Retention Grant shall be granted on the 2023 Milestone Date for the number of shares of the Company’s common stock equal to approximately $150,000 determined as of the 2023 Milestone Date, based on the closing price of the Company’s common stock on such date and in accordance with the Company’s Equity Award Grant Policy. The 2023 Retention Grant shall vest as follows: 33% of the 2023 Retention Grant shall vest on June 30, 2024 (the “2024 Vesting Date”); 33% of the of the 2023 Retention Grant shall vest on June 30, 2025 (the “2025 Vesting Date”); and 34% of the 2023 Retention Grant shall vest on June 30, 2026 (each, with the 2024 Vesting Date and the 2025 Vesting Date, a “2023 Retention Grant Vesting Date”), provided that you remain employed by the Company through each such vesting date.
c.The Retention Grants (together, with the Retention Bonuses, the “Retention Opportunities”) shall be subject to the terms of the Company’s Amended and Restated 2019 Stock Option and Equity Incentive Plan, as amended, supplemented or replaced from time to time (the “Option Plan”) and the Company’s standard form of restricted stock award agreement or restricted stock unit award agreement, as applicable, and as may be updated from time to time by the Company and the Board, which you will be required to sign as a condition to receiving your Retention Grants. In the event that your employment with the Company is terminated for any reason prior to an applicable Milestone Date (or any 2023 Retention Grant Vesting Date ), your right to the corresponding Retention Grant (or portion thereof) shall be immediately forfeited as of the date of such termination.
3.At-Will Employment. Your employment is and shall continue to be “at will,” meaning you or the Company may terminate it at any time for any or no reason, subject to the terms of your Amended and Restated Employment Agreement with the Company, dated July 30, 2021 (the “Employment Agreement”). For the avoidance of doubt, if your employment with the Company terminates for any reason: (a) prior to the 2022 Milestone Date, you shall not receive any Retention Bonus or any Retention Grant and your rights to such Retention Bonuses and Retention Grants shall be immediately forfeited in their entirety as of the date of your termination; (b) following the 2022 Milestone Date but prior to the 2023 Milestone Date, you shall not receive the 2023 Retention Bonus or the 2023 Retention Grant and your rights to such Retention Bonus and Retention Grant shall be immediately forfeited in their entirety as of the date of your termination; or (c) following the 2023 Milestone Date but prior to any 2023 Retention Grant Vesting Date, your rights to any unvested portion of the 2023 Retention Grant shall be immediately forfeited. Your rights to severance and similar benefits will remain governed by and subject to the terms of your Employment Agreement.
4. 409A. The parties intend that this Agreement will be administered such that all payments will be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”).  To the extent that any payment to be made under this Agreement is subject to 409A and any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.  The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

5.Miscellaneous. This Agreement contains the entire agreement between you and the Company relating to the Retention Opportunities and supersedes any and all prior agreements, representations or understandings (whether written, oral or implied) related to any retention- related compensation and benefits. For the avoidance of doubt, this Agreement supplements and does not supersede the Employment Agreement, the Option Plan and/or other employment, equity or restrictive covenant-related agreements between you and the Company. This Agreement cannot be changed or modified except by a formal written instrument executed by you and the Chief Executive Officer of the Company (the “CEO”) or another person duly authorized by the CEO. By signing below where indicated, you acknowledge and agree that the Retention Opportunities are entirely separate from your base compensation as well as from any performance bonus or severance to which you might otherwise be eligible and it is not a wage. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement (the “Disputes”) will be governed by Connecticut law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Connecticut in connection with any Dispute or any claim related to any Dispute.
We hope that this incentive encourages your continued effective commitment to the Company during this important period.
Very truly yours,
SpringWorks Therapeutics, Inc.
By: /s/_Saqib Islam__________________
Name: Saqib Islam
Title: Chief Executive Officer

I have read and accept this Agreement:

/s/__L. Mary Smith____________________________
L. Mary Smith, Ph.D.

Dated:__May 2, 2022_______________________